                                                                EXHIBIT 3.1


                      THE COMMONWEALTH OF MASSACHUSETTS
--------                   WILLIAM FRANCIS GALVIN        FEDERAL IDENTIFICATION
Examiner                     Secretary of State
                    ONE ASHBURTON PLACE, BOSTON, MA 02108     NO. 04 2726691
                                                                  ----------

                      RESTATED ARTICLES OF ORGANIZATION


                    GENERAL LAWS, CHAPTER 156B, SECTION 74


        This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

                                  ----------

        We, Frank J. Pocher                             Vice President and
            Jonathan L. Kravetz                         , Clerk of


                               IMMUNOGEN, INC.
--------------------------------------------------------------------------------
                            (Name of Corporation)

located at      148 Sidney Street, Cambridge, MA 02139
           ---------------------------------------------------------------------

do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on September 12, 1996, by a vote of

11,163,051      shares of  Common         out of 16,599,855 shares outstanding,
---------------          ----------------        ----------
                         (Class of Stock)

                shares of                 out of            shares outstanding,
---------------          ----------------        ----------
                         (Class of Stock)

                shares of                 out of            shares outstanding,
---------------          ----------------        ----------
                         (Class of Stock)

being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:

        1.  The name by which the corporation shall be known is:

                        ImmunoGen, Inc.

        2.  The purposes for which the corporation is formed are as follows:
        To develop, produce and market pharmaceutical and other products through the application of advance biological techniques and technologies.
[ ]
[ ]     To purchase or otherwise acquire, invest in, own, mortgage, pledge,
[ ]     sell, assign and transfer or otherwise dispose of, trade in and deal in
[ ] and with real estate and personal property of every kind, class and description (including, without limitation, goods, wares and merchandise of every kind, class and description), to manufacture of every kind, class and description; both on its own account and for others.

                                                        Continued on Exhibit A

----------
C.

        Note: if the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

                                    EXHIBIT A
                                    ---------

                          CONTINUATION OF ARTICLE 2 OF
                           ARTICLES OF ORGANIZATION OF
                                IMMUNOGEN, INC.

To borrow or lend money, and to make and issue notes, bonds, debentures, obligations, and evidence of indebtedness of all kinds, whether secured by mortgage, pledge, or otherwise, without limit as to amount, and to secure the same by mortgage, pledge, or otherwise and generally to make and perform agreements and contracts of every kind and description.

To purchase, receive, take by grant, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with, real property, or any interest therein, wherever situated.

To subscribe for, take, acquire, hold, sell, exchange and deal in shares, stocks, bonds, obligations and securities of any corporation, government, authority or company; to form, promote, subsidize and assist companies, syndicates or partnerships of all kinds and to finance and refinance the same; and to guaranty the obligations of other persons, firms or corporations.

To carry on any business, operation or activity referred to in the foregoing paragraphs either alone or in conjunction with, or as a partnership, joint venture or other arrangement with, any corporation, association, trust, firm or individual.

To do any act necessary or incidental to the conduct of said businesses and to carry on any other business, and to do any other thing permitted by all present and future laws of the Commonwealth of Massachusetts applicable to business corporations.

                                    EXHIBIT B
                                    ---------

                          CONTINUATION OF ARTICLE 4 OF
                           ARTICLES OF ORGANIZATION OF
                                 IMMUNOGEN, INC.

     There shall be authorized a total of thirty million (30,000,000) shares of Common Stock, $.01 par value (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, $.0l par value (the "Preferred Stock"). The following is a statement of the designations, powers, preferences and rights, and qualifications, limitations or restrictions of the Common Stock and the Preferred Stock.

                            SECTION 1 - Common Stock
                            ---------   ------------

     All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

     1.1. VOTING RIGHTS. Each holder of Common Stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of Common Stock held by him. There shall be no cumulative voting.

     1.2. NO PREEMPTIVE RIGHTS. No share of Common Stock shall entitle its holder to have any preemptive right in or preemptive right to subscribe to any additional shares of Common Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Company, or options or warrants carrying rights to purchase such shares or securities.

     1.3. DIVIDENDS. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors out of any funds legally available for the declaration of dividends, subject to any provisions of these Restated Articles of Organization, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

     1.4 LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, subject to the rights and preferences, if any, of any shares of Preferred Stock authorized and issued hereunder, to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

                           SECTION 2 - Preferred Stock
                           ---------   ---------------

     A: DESCRIPTION OF UNDESIGNATED PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this
Article 4, to approve the issuance of the shares of Preferred Stock, with or without series, and, by filing a certificate or Articles of Amendment pursuant to the applicable law of the Commonwealth of Massachusetts ("Articles of Amendment"), to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Articles of Amendment.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

     (i) The number of shares constituting that series and the distinctive designation of that series, and whether additional shares of that series may be issued;

     (ii) whether any dividends shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (iii) whether shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

     (iv) whether shares of that series shall be convertible into shares of Common Stock or another security and, if so, the terms and conditions of such conversion. including provisions for adjustment of the conversion role in such events as the Board of Directors shall determine;

     (v) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

     (vi) whether, in the event of purchase, redemption, conversion or other acquisition by the Corporation of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Articles of Amendment;

     (vii) the rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Company, or the merger or consolidation of the Company into or with any other company, or the merger of any other company into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights or priority, if any, of shares of that series to payment in any such event;

     (viii) whether the shares of that series shall carry any preemptive right in or preemptive right to subscribe for any additional shares of Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Company, or options or warrants carrying rights to purchase such shares or securities; and

     (ix) any other designation, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares of that series.

     B: Description and Designation of Series A Preferred Stock
        -------------------------------------------------------

                            I. Designation and Amount
                               ----------------------

     The designation of this series, which consists of Two Thousand Five Hundred (2,500) shares of Preferred Stock, is Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

                                    II. Rank
                                        ----

     The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series A Preferred Stock)

(collectively, with the Common Stock, "Junior Securities"); (iii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (other than with respect to 12,000 shares of Preferred Stock to be issued to Southbrook International Investments Ltd., with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("PARI PASSU Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                III. Dividends
                                     ---------

        A. The holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends at the rate (the "Dividend Rate") of Nine Percent (9%) per annum, through and including the date on which such Series A Preferred Stock is no longer issued and outstanding, which dividends shall be payable in equal quarterly installments on March 31, June 30, September 30 and December 31 each year (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, being a "Dividend Payment Date") to holders of record as they appear on the stock books on such record dates as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. For purposes of calculation of such cash dividends, the Series A Preferred Stock shall be valued at the Stated Value. Such dividends shall begin to accrue on outstanding shares of Series A preferred Stock from June 13, 1996 and shall be deemed to accrue from day to day whether or not earned or declared until paid (or until the date of payment if paid in accordance with Section V.A below); PROVIDED, HOWEVER, that dividends accrued or deemed to have accrued for any period shorter than the full three-month period between Dividend Payment Dates shall be computed based on the actual number of days elapsed in the three-month period for which such dividends are payable. Dividends on the Series A Preferred Stock shall be cumulative.

        B. Notwithstanding Clause A above, the Corporation may, in its sole discretion, but is not obligated to, pay any or all dividends in Common Stock and Warrants (as defined below) rather than cash. The Corporation shall pay such dividend by issuing to such holder (i) such number of shares of common Stock as is determined by dividing the amount of the cash dividends otherwise payable to such holder on the applicable Dividend Payment Date by the Conversion Price (as defined below) in effect on such Dividend Payment Date and
(ii) Warrants to acquire a number of shares of Common Stock equal to 50% of the number of shares of Common Stock issuable as payment of such dividend.

     C. Notwithstanding Clauses A and B above, the Corporation shall pay any or all dividends in Common Stock and Warrants rather than cash if, on the Dividend Payment Date, there are no funds legally available for the payment of dividends. The Corporation shall pay such dividend by issuing to such holder (i) such number of shares of Common Stock as is determined by dividing the amount of the cash dividends otherwise payable to such holder on the applicable Dividend Payment Date by the Conversion Price in effect on such Dividend Payment Date and
(ii) Warrants to acquire a number of shares of Common Stock equal to 50% of the number of shares of Common Stock issuable as payment of such dividend.

     D. No dividends or other distributions, other than dividends or other distribution payable solely in shares of capital stock of the Corporation and liquidating distributions which are subject to the provision of Section IV, shall be paid or set aside for payment on, and no purchase, redemption or other acquisition shall be made of, any shares of capital stock of the Corporation (other than any class or series of Preferred Stock that, in accordance with Section II hereof, (i) ranks senior to the Series A Preferred Stock or (ii) ranks PARI PASSU with the Series A Preferred Stock so long as any dividend payments per share on Pari Passu Securities as a percentage of accrued and unpaid dividends per share on Pari Passu Securities do not exceed contemporaneous dividend payments per share on the Series A Preferred Stock as a percentage of accrued and unpaid dividends per share on the Series A Preferred Stock), unless and until all accrued and unpaid dividends on the Series A Preferred Stock, including the full dividend for the then current quarterly dividend period, shall have been declared and paid or a sum sufficient for the payment thereof set aside for such purposes.

     E. Any reference to "distribution" contained in this Section III shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           IV. Liquidation Preference
                               ----------------------

     A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "Liquidation Event"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Section VI, shall have received the Liquidation Preference (as defined in Section IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of PARI PASSU Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the PARI PASSU Securities shall be distributed ratably among such shares in proportion to the ratios that the Liqudiation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

        B.      Intentionally omitted.

        C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (A) the Stated Value thereof plus (B) accrued and unpaid dividends thereon. The Liquidation Preference with respect to any PARI PASSU Securities shall be set forth in the Articles of Amendment in respect thereof.

                V.      CASH PAYMENT OF DIVIDENDS BY
                        CORPORATION, REDEMPTION OF SERIES A
                        PREFERRED STOCK

        A. The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section VI.E or in the event of an Automatic Conversion (as defined in Section VII) effected in accordance with Section VII hereof, to pay all or any portion of the accrued and unpaid dividends subject to such conversion for a sum of cash equal to the amount of such accrued and unpaid dividends; PROVIDED, HOWEVER, that upon receipt of a Notice of Conversion, the Corporation shall notify such holder, on or before the next business day following the Corporation's receipt of such Notice of Conversion, as to whether it will elect to pay such accrued and unpaid dividends in cash. All cash payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation elects, pursuant to this Section V.A., to pay all or any portion of the accrued and unpaid dividends in cash and fails to pay such holder the applicable cash amount to which such holder is entitled by delivering a check in the U.S. Mail to such holder within five (5) business days of receipt by the Corporation of a Conversion Notice (in the case of a cash payment in connection with an Optional

Conversion) or June 13, 2000 (in the case of a cash payment in connection with an Automatic Conversion), 110% of such accrued and unpaid dividends shall thereafter be converted into shares of Common Stock and warrants, exercisable for a period of five (5) years from the date of issuance, to acquire a number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon such conversion, at an initial exercise price of Four Dollars ($4.00) per share ("Warrants"), in accordance with Section VI hereof.

     B. (a) If the Corporation fails to issue shares of Common Stock or Warrants to any holder of Series A Preferred Stock upon exercise by a holder of its conversion rights in accordance with the terms of these Restated Articles of Organization (or upon exercise of the Warrants), and such failure is solely the result of a Conversion Default (as defined in Section VI.F below) and continues for a period of at least one hundred twenty (120) days, and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable (a "Mandatory Redemption Event"); then, upon the occurrence and during the continuation of such a Mandatory Redemption Event, at the option of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, the Corporation shall purchase all of the shares of Series A Preferred Stock then outstanding for an amount per share in cash (the "Mandatory Redemption Amount") equal to 125% multiplied by the Redemption Price (as defined herein) in effect at the time of the redemption hereunder.

     The "Redemption Price" with respect to each share of Series A Preferred Stock shall mean the amount of cash equal to the sum of (i) the Stated Value thereof plus (ii) the amount equal to nine percent (9%) per annum of such Stated Value for the period beginning June 13, 1996 and ending on the effective date of redemption hereunder.

     If the Corporation fails to pay the Mandatory Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then each holder of Series A Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with the terms of Section VI below), in lieu of the Mandatory Redemption Amount with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

     (b) If the Corporation (i) fails to issue shares of Common Stock or Warrants to any holder of Series A Preferred Stock upon exercise by a holder of its conversion rights in accordance with the terms of these Restated Articles of Organization (or upon exercise of the Warrants), and such failure is the result of anything other than a Conversion Default (ii) fails to transfer any certificate for shares of Common Stock or Warrants issued to the holders upon conversion of the Series A Preferred Stock (or upon exercise of the Warrants) as and when required by these Restated Articles of Organization, the Warrants or otherwise, or (iii) fails to remove any restrictive legend on any certificate or any shares of Common Stock or Warrants issued to the holders of the Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by these Restated Articles of Organization or otherwise, and such failure shall continue uncured for at least three (3) business days after the Corporation is notified thereof in writing by the holder; then, upon the occurrence and during the continuation of an event specified in clauses (i) -
(iii) above, at the option of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock by written notice (the "Notice") to the Corporation of such an event, the Corporation shall be required to immediately issue (in accordance with the terms of Section VI below), with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to 125% multiplied by the sum of (A) the Stated Value thereof plus (B) the amount equal to nine percent (9%) per annum of such Stated Value for the period beginning June 13, 1996 and ending on the effective date of redemption hereunder, divided by the Conversion Price on the date of the Notice.

        C.      (a)     Commencing March 25, 1998, at any time that the closing
bid price for the Common Stock on NASDAQ-NM (as defined below), or on the principal securities exchange or other securities market on which the Common Stock is being traded, is, both on the date of receipt of the Optional Redemption Notice (as defined herein) and on the Effective Date of Redemption (as defined herein), and has been for at least five (5) consecutive Trading
Days prior thereto, equal to or greater than $5.00 per share (the "Optional Redemption Threshold Price"), the Corporation shall have the right, in its sole discretion, to redeem ("Redemption at Corporation's Election") any or all of the Series A Preferred Stock for the Optional Redemption Amount (as defined herein) in accordance with the redemption procedures set forth below. "Trading Day" shall mean any day on which the Common Stock is traded for any period on NASDAQ-NM, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. If the Corporation elects to redeem some, but not all, of the Series A Preferred Stock, the Corporation shall redeem a pro-rata amount from each holder of Series A Preferred Stock. Holders of Series A Preferred Stock may convert all or any part of their shares of Series A Preferred Stock into Common Stock by delivering a Notice of Conversion (as defined herein) to the Corporation at any time prior to the Effective Date of Redemption.

        The "Optional Redemption Amount" with respect to each share of Series A Preferred Stock shall mean the number of shares of Common Stock of the Corporation determined by dividing (X) the sum of (i) the Stated Value thereof plus (ii) the amount equal to nine percent (9%) per annum of such Stated Value for the period beginning June 13, 1996 and ending on the Effective Date of Redemption by (Y) the Conversion Price on the date of the Optional Redemption Notice (as defined herein).

                (b) The Corporation shall effect each redemption under this
Section V.C. by giving at least one hundred twenty (120) days (subject to extension as set forth below) prior written notice (the "Optional Redemption Notice") to (i) the holders of Series A Preferred Stock selected for redemption at the address and facsimile number of such holder appearing in the Corporation's register for the Series A Preferred Stock and (ii) the Transfer Agent, which Optional Redemption Notice shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight courier, with a copy by facsimile) of such notice. Such Redemption Notice shall indicate the number of shares of the holder's Series A Preferred Stock that have been selected for redemption, the date which such redemption is to become effective (the "Effective Date of Redemption") and the Optional Redemption Amount. Notwithstanding the foregoing, the one hundred twenty (120) day notice period referred to herein shall be extended with respect to any holder of Series A Preferred Stock by such number of days after the date of the Optional Redemption Notice as such holder is not permitted to sell all of its Series A Preferred Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (or a successor statute) (the "1933 Act") or pursuant to Rule 144(k) under the 1933 Act.

                The Optional Redemption Amount shall be paid to the holder of the Series A Preferred Stock being redeemed within five (5) business days of the Effective Date of Redemption; provided however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption amount until either the certificates evidencing the Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the Transfer Agent, or the holder notifies the Corporation or the Transfer Agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Section VI.D. hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series A Preferred Stock redeemed are not delivered to the Corporation or the Transfer Agent prior to the 5th business day following the Effective Date of Redemption, the redemption of the Series A Preferred Stock pursuant to this Section V.C. shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Price shall be paid to the holder of Series A Preferred Stock redeemed within 5 business days of the date the certificates evidencing the Series A Preferred Stock redeemed are actually delivered to the Corporation or the Transfer Agent.

                VI.     Conversion at the Option of the Holder
                        --------------------------------------

        A. Each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert, in increments of at least one hundred (100) shares of Series A Preferred Stock (unless the total number of shares owned by such holder is less than one hundred (100), in which case such holder may convert all of such holder's shares), into Common Stock and Warrants as follows (an "Optional Conversion"). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the sum of (I) the Stated Value thereof, plus (II) unless the Corporation has timely paid such amount in cash in accordance with Section V.A, the accrued and unpaid dividends thereon, multiplied by 1.10 if required by
Section V.A(i), by (y) the then effective Conversion Price (as defined below) and (ii) Warrants to acquire a number of shares of Common Stock equal to 50% of the number of Shares of Common Stock issuable upon such conversion; PROVIDED, HOWEVER, that in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Warrants) (including shares of Common Stock issuable upon exercise of Warrants), subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made would result in beneficial ownership by a holder and such holder's affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) of such proviso. The restriction contained in the proviso of this
Section VI.A shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock shall approve such alteration, amendment, deletion or change.

     B. (a) Subject to subparagraph (b) below, the "Conversion Price" shall be the lesser of (i) 85% of the average of the closing bid prices for the Common Stock as reported by the NASDAQ National Market ("NASDAQ-NM"), or on the principal securities exchange or other securities market on which the Common Stock is then being traded, for the five (5) consecutive Trading Days ending one Trading Day prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Corporation via facsimile (the "Variable Conversion Price"), and (ii) $2.50 (the "Fixed Conversion Price") (subject to equitable adjustments from time to time pursuant to the antidilution provisions of Section VI.C below).

          (b) Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of
(i) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (ii)the Conversion Price on the Conversion Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Section VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

     C. The Conversion Price shall be subject to adjustment from time to time as follows:

          (a) ADJUSTMENT TO FIXED CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time when any Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification, below-Market Price (as defined in Section VI.D) rights offering to all holders of Common Stock or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify its transfer agent ("Transfer Agent") of such change on or before the effective date thereof.

          (b) ADJUSTMENT TO VARIABLE CONVERSION PRICE. If at any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification, below-Market Price rights offering or other similar event for all five (5) Trading Days immediately preceding the Conversion Date. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

          (c) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when any Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common

Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock and Warrants immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock and Warrants issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not effect any transaction described in this subsection (c) unless (a) it first gives, to the extent practical, forty-five (45) days' prior written notice (but in any event at least fifteen
(15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (c).

     D. "Market Price," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported by NASDAQ-NM for the five (5) trading days immediately preceding such date, or (ii) if NASDAQ-NM is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period, or (ii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined in good faith by the Board of Directors of the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

     E. In order to convert Series A Preferred Stock into full shares of Common Stock and Warrants, a holder of Series A Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or its designated Transfer Agent for the Series A Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted (assuming conversion of the accrued and unpaid dividends), the applicable Conversion

Price and a calculation of the number of shares of Common Stock and Warrants issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series A Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock and Warrants issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock and Warrants that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

          (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

          (b) DELIVERY OF COMMON STOCK AND WARRANTS UPON CONVERSION. Upon the surrender of certificates as described above from a holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall issue and, within two (2) business days (the "Deadline") after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver to or upon the order of the holder (i) that number of shares of Common Stock and Warrants for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. If delivery of the Common Stock and Warrants issuable upon conversion of the Series A Preferred Stock is more than one (1) business day after the Deadline (other than a failure due to the circumstances described in Section VI.F below, which failure shall be governed by such Article), in addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to such holder $150 per day in cash for the first day beyond the Deadline and $500 per day for each day thereafter that the Corporation fails to deliver such Common Stock and Warrants. Such cash amount shall be paid to such holder by the fifth (5th) day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock and Warrants in accordance with the terms of this Section VI.

          (c) NO FRACTIONAL SHARES. If any conversion of Series A Preferred Stock would result in a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher number of shares.

          (d) CONVERSION DATE. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date, and
(ii) that the original Preferred Stock Certificate(s), duly endorsed, are surrendered along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent for the Series A Preferred Stock. Notwithstanding the surrender of the original Preferred Stock Certificates to the Company or its Transfer Agent, the surrenderor of such certificates shall maintain all of its rights as a holder of Series A Preferred Stock, except as otherwise provided in Section V.B hereof, until such holder receives the shares of Common Stock and Warrants issuable upon conversion.

     F. A number of shares of the authorized but unissued Common Stock sufficient to provide for (i) the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price and (ii) the exercise of Warrants shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock and Warrants into which each share of the Series A Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock and exercise of the Warrants on the new basis, if applicable.

     If, at any time a holder of shares of Series A Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Section VI (a "Conversion Default"), the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion (including, with the holder's written consent, any shares underlying Warrants issued or then issuable ("Borrowed Shares")). The number of shares of Series A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (after utilizing Borrowed Shares, if any) (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option on or at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date subsequently elected by the holder in respect thereof. The Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value per share of Series A Preferred Stock plus accrued and unpaid dividends thereon calculated through the Authorization Date (as defined below), multiplied by (c) the Default Amount (as defined below) on the date the Notice of Conversion giving rise to the Conversion Default is transmitted in accordance with Section VI.A above (the "Conversion Default Date"), multiplied by (d) the Default Rate (as defined below) where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series A Preferred Stock and the Warrants, (ii) "Default Amount" means the Excess Amount plus the number of shares of Series A Preferred Stock that would not be convertible as a result of this Section VI.E but for the Borrowed Shares and (iii) "Default Rate" means .10 for the first forty-five (45) days following the Conversion Default Date and .24 for the period thereafter until the Authorization Date. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

          (a) In the event holder elects to take such payment in cash, cash payment shall be made to holder by the fifth (5th) day of the month following the month in which it has accrued; and

          (b) In the event holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Section VI.

     Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock as required pursuant to the terms of this Section VI.F, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

     G. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and Warrants and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                      VII. Automatic Conversion
                           --------------------


     Each share of Series A Preferred Stock issued and outstanding on June
13, 2000 (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock and Warrants on such date at the then effective Conversion Price in accordance with the provisions of Section VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock and Warrants must be delivered to the holder.

                        VIII. Voting Rights
                              -------------

     The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Massachusetts Business Corporation Law ("MBCL") and in this Section VIII, and in Section IX below.

     Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least thirty (30) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the MBCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the MBCL) shall constitute the approval of such action by the class. To the extent that under the MBCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the MBCL.

                      IX. Protective Provisions
                          ---------------------

       So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the MBCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

          (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section II hereof, "Senior Securities");

          (c) other than the 12,000 shares of Preferred Stock to be issued to Southbrook International Investments Ltd., create any new class or series of capital stock ranking PARI PASSU with the Series A Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section II hereof, "PARI PASSU Securities");

          (d) increase the authorized number of shares of Series A Preferred Stock;

          (e) issue any shares of Series A Preferred Stock other than pursuant to these Restated Articles of Organization; or

          (f) do any act or thing not authorized or contemplated by these Restated Articles of Organization which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of any class of capital stock of the Corporation, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of these Restated Articles of Organization as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                      X. Limitations on Transfer
                         -----------------------

     No "Subject Holder" (as defined below) may sell or otherwise transfer shares of Series A Preferred Stock, except (i) to the Corporation or to a shareholder or a group of shareholders who immediately prior to the sale control a majority of the Corporation's voting shares (a "Controlling Shareholder" or "Controlling Group", as applicable); (ii) to an affiliate of such holder; (iii) in connection with any merger, consolidation, reorganization, tender offer or sale of more than 50% of the outstanding Common Stock of the Corporation (a "Reorganization"); (iv) in a registered public offering or a public sale pursuant to Rule 144 or other applicable exemption from the registration requirements of the Securities Act (or any successor rule or regulation); or (v) in a private sale (otherwise than to the Corporation, to a Controlling Shareholder or a Controlling Group, to an affiliate of such holder, or in a Reorganization), provided that the holder shall not sell or otherwise transfer during any ninety (90) day period a number of shares of Series A Preferred Stock, a portion(s) of the Warrants or any other securities of the Corporation subject to a limitation on sale or transfer analogous to the limitation contained herein, which, if exercised for or converted into Common Stock at the time of the transfer, would represent, in the aggregate (together with any other shares of Common Stock transferred), beneficial ownership by the transferee(s) of more than 9.9% of the Common Stock then outstanding. Subject Holder means any holder who, but for Section VI.A hereof and this

Section X, would beneficially own 10% or more of the outstanding Common Stock of the Corporation. The restriction contained in the proviso of this Section X shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock shall approve such alteration, amendment, deletion or change.

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series A Preferred Stock, represented by stock certificate No(s). ___________ (the "Preferred Stock Certificates") into (i) shares of common stock ("Common Stock") of ImmunoGen, Inc. (the "Corporation") and (ii) warrants ("Warrants") to acquire shares of Common Stock at a price of $4.00 per share, according to the conditions of the Restated Articles of Organization concerning the Series A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

                        Date of Conversion:
                                           ------------------------------------

                        Applicable Conversion Price:
                                                    ---------------------------

                        Number of Shares of
                        Common Stock to be Issued:
                                                  -----------------------------

                        Number of Warrants to be Issued
                        (50% of number of shares of
                        Common Stock to be issued):
                                                   ----------------------------

                        Signature:
                                  ---------------------------------------------

                        Name:
                             --------------------------------------------------

                        Address:
                                -----------------------------------------------

*The Corporation is not required to issue shares of Common Stock and Warrants until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock and Warrants to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Restated Articles of Organization for the number of business days such issuance and delivery is late.

                                    EXHIBIT C
                                    ---------

                          CONTINUATION OF ARTICLE 6 OF
                           ARTICLES OF ORGANIZATION OF
                                 IMMUNOGEN, INC.

a. Meetings of the stockholders of the Corporation may be held anywhere in the United States.

b. The directors of the Corporation may make, amend or repeal the By-Laws of the Corporation.

c. The Corporation may be a partner in any business enterprise which said Corporation would have the power to conduct itself.

d. The liability of the Directors of the Corporations shall be limited to the fullest extent permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law.

e. Any two Directors of the Corporation may call a meeting of the stockholders entitled to vote. The call for the meeting shall state the day, time, place and purposes of the meeting, and only business to which reference shall have been contained in the notice of such meeting may be transacted at such meeting.

* We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore
amended, except amendments to the following articles     3  and 4
                                                     ---------------------------
--------------------------------------------------------------------------------

     (*If there are no such amendments, state "None".)

                   Briefly describe amendments in space below:

Article 3 - Delete references to Series A, B, C and D Preferred Stock and increase the number of authorized shares of Preferred Stock, $.01 par value, from 277,080 to 5,000,000 shares, consisting of 2,500 shares of Series A Convertible Preferred Stock and 4,997,500 shares of undesignated Preferred Stock.

Article 4 - Delete all descriptions of Common Stock and Preferred Stock and insert in lieu thereof the description of Common Stock, undesignated Preferred Stock and Series A Convertible Preferred Stock attached hereto as EXHIBIT B.
                      ---------




     IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this

                 third    day of      October          in the year 1996


/s/  Frank J. Pocher                                             Vice President
------------------------------------------------------------


/s/  Jonathan L. Kravetz                                         Clerk
------------------------------------------------------------

                THE COMMONWEALTH OF MASSACHUSETTS

          OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

              WILLIAM FRANCIS GALVIN,  SECRETARY          FEDERAL IDENTIFICATION

             ONE ASHBURTON PLACE, BOSTON, MASS. 02108     NO. 04 2726691
                                                             -------------------


                 CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING

                          A SERIES OF A CLASS OF STOCK


                     General Laws, Chapter 156B, Section 26



                               -----------------



        We, Frank J. Pocher                            ,Vice President, and

            Jonathan L. Kravetz                        ,Clerk of

                                IMMUNOGEN, INC.
--------------------------------------------------------------------------------
                             (Name of Corporation)

located at            148 SIDNEY STREET, CAMBRIDGE, MA 02139
           ---------------------------------------------------------------------

do hereby certify that at a meeting of the directors of the corporation held
on                          October 3, 1996
   -----------------------------------------------------------------------------

1996, the following vote esablishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

                        SEE CONTINUATION SHEETS ATTACHED

                                 (PAGES 1 - 14)


NOTE: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8 1/2" X 11". Only one side should be used.

                               CONTINUATION SHEETS
                               -------------------

             Description and Designation of Series B Preferred Stock
             -------------------------------------------------------


     SECTION I. DESIGNATION, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated shall be 3,000. The par value of each share of Series B Preferred Stock shall be $.01. Each share of Series B Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value").

     Section II. Dividends.
     ----------- ---------

     A. Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 9% per annum, in cash or (at the option of the Company) shares of Common Stock, in arrears on the Conversion Date (as defined in Section 5(b)) or earlier if so determined by the Company. Dividends on the Series B Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in Section 6) and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series B Preferred Stock, such payment shall be distributed ratably among the holders of Series B Preferred Stock.

     B. So long as any Series B Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as hereinafter defined), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities, unless in each case all dividends on the Series B Preferred Stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set aside (or, if payment thereof is to be made in stock, such number of shares of Common Stock as are required to pay such dividend shall have been duly reserved for issuance to the holders of Series B Preferred Stock for payment thereof).

     SECTION III. VOTING RIGHTS. Except as otherwise provided herein and as otherwise provided by law, the Series B Preferred Stock shall have no voting rights. However, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding, 1. alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or 2. authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to, prior to or PARI PASSU with the Series B Preferred Stock.

     SECTION IV. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that, a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

     Section V. Conversion.
     ---------- ----------

     A.   1.   Each share of Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii)), at the option of the holder in whole or in part at any time after the Original Issue Date. Any conversion under this Section 5(a) shall be of a minimum amount of 100 shares of Series B Preferred Stock. The holder of the Series B Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(j). Each Holder Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder of Series B Preferred Stock delivers such Notice by facsimile (the "Holder Conversion Date"). Subject to Section 5(c), each Holder Conversion Notice, once given, shall be irrevocable, except that the original holder of the Series B Preferred Stock may revoke in whole or in part the conversion requested by such

Holder Conversion Notice to the extent the conversion contemplated by such notice would result in such holder owning more than 4.9% of the then outstanding shares of the Common Stock. If a holder of Series B Preferred Stock is converting less than all of the shares of Series B Preferred Stock represented by the certificate(s) tendered by such holder with the Holder Conversion Notice, the Company shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

     2. CERTAIN REGULATORY APPROVAL. If on the Conversion Date (as defined below) applicable to any conversion under Section 5(a) or 5(b), (A) the Common Stock is then listed for trading on the Nasdaq National Market, (B) the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred Stock and Warrants, together with any shares of Common Stock previously issued upon conversion of Series B Preferred Stock, would exceed 3,392,298 shares of Common Stock (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of the Series B Preferred Stock the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder, in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Company shall have the option to either (i) as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval (as defined below) or (ii) redeem the balance of the Series B Preferred Stock subject to such Conversion Notice for a redemption price equal to the product of (A) the Per Share Market Value and (B) the Conversion Ratio (as defined in Section 6) (the "Redemption Price"), each as calculated on the Conversion Date; PROVIDED, HOWEVER, that if the Company elects to obtain the Shareholder Approval under paragraph (i) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (i) above, the Company shall be obligated to redeem the Series B Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of paragraph (ii) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Company shall have elected to redeem shares of Series B Preferred Stock pursuant to this Section and fails for any reason to pay the Redemption Price under (ii) above within seven days after the Conversion Date, the Company will pay interest on the Redemption Price at a rate of 18% per annum, in cash to the converting holder of Series B Preferred Stock, accruing from the Conversion Date until the Redemption Price and any accrued interest thereon is paid in full. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's articles of organization and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series B Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

     B. Provided that ten (10) Trading Days (as defined in Section 6) shall have elapsed from the date the Securities and Exchange Commission (the "Commission") has declared a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and related warrants (the "Underlying Shares Registration Statement") effective under the Securities Act of 1933, as amended (the "Securities Act"), each share of the Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii)) at the option of the Company in whole or in part at any time on or after the expiration of four (4) years after the Original Issue Date; PROVIDED, HOWEVER, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) within ten (10) days of issuing any press release or other public statement relating to such conversion or during any Event (as defined in Section 5(d)(i) below); and PROVIDED, FURTHER, that the Company shall have no right to deliver a Company Conversion Notice and effect the conversion of shares of Series B Preferred Stock under this Section 5(b) unless all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii). The Company shall effect such conversion by delivering to the holders of such shares of Series B Preferred Stock to be converted a written notice in the form attached hereto as EXHIBIT B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date will be at least one (1) Trading Day after the date the Company delivers such Notice by facsimile to the holder (the "Company Conversion Date"). The Company shall give such Company Conversion Notice in accordance with Section 5(j) below at least one (1) Trading Day before the Company Conversion Date. Any such conversion shall be effected on a pro rata basis among the holders of Series B Preferred Stock. Upon the conversion of shares of Series B Preferred Stock pursuant to a Company Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock not later than three (3) Trading Days after the Company Conversion Date. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

     C. Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the holder of Series B Preferred Stock (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii)), and (ii) one or more certificates representing the number of shares of Series B Preferred Stock not converted; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock (or with respect to shares subject to redemption pursuant to Section 5(a)(ii), to pay the Redemption Price under such Section) until certificates evidencing such shares of Series B Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock, or the holder of Series B Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith and PROVIDED, FURTHER, that no dividends shall accrue on the Series B Preferred Stock after the Conversion Date unless the Company fails to deliver a certificate or certificates representing the shares of Common Stock issuable upon the Conversion in question, in which event such dividends shall accrue until such certificates are delivered. The Company shall, upon request of the holder of Series B Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(c) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Holder Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(c), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

     D. 1. The conversion price for each share of Series B Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of
(a) the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price") and (b) the "Applicable Percentage" (as defined below) of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date; PROVIDED, HOWEVER, (x) if the Underlying Shares Registration Statement is not filed with the Commission on or prior to the 25th day after the Original Issue Date, or (y) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 80th day after the Original Issue Date, or (z) if the Underlying Shares Registration Statement is declared effective but thereafter ceases to be effective at any time between the date originally declared effective and the date which is four (4) years after the Original Issue Date or such earlier date when all securities subject to the registration requirements of the Registration Rights Agreement and covered by such Underlying Shares Registration Statement have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or 144A (each as promulgated under the Securities Act), as the case may be, as determined by counsel to the Company pursuant to a written opinion letter addressed to the holders of the then outstanding shares of Series B Preferred Stock to such effect, without being succeeded within 30 days by a subsequent registration statement filed with and declared effective by the Commission (any such failure being hereinafter referred to as an "Event", and for purposes of clauses (x) or
(y), the date on which such Event occurs, or for purposes of clause (z), the date on which such 30-day limit is exceeded, being hereinafter referred to as an "Event Date"), the Conversion Price shall be decreased by 3% per month (for example, if the Applicable Percentage is 90%, 87% at the Event Date and 84% commencing the 30th day after such Event Date) and the dividends to be paid in respect of the Series B Preferred Stock shall be increased to 18% per annum. Commencing on the 60th day after the Event Date, the 3% monthly penalty shall be paid to the holder in cash. "Applicable Percentage" means (i) 100% if the Conversion Date occurs on or prior to the 40th day after the Original Issue Date, (ii) 90% if the Conversion Date occurs between the 41st and 80th day after the Original Issue Date, and (iii) 85% if the Conversion Date is more than 80 days after the Original Issue Date.

     2. If the Company, at any time while any shares of Series B Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     3. If the Company, at any time while any shares of Series B Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price designated in
Section 5(d)(i) pursuant to this Section 5(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price designated in Section 5(d)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

     4. If the Company, at any time while shares of Series B Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series B Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(d)(iii) above), then in each such case the Initial Conversion Price at which each share of Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Series B Preferred Stock then outstanding; and PROVIDED, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Series B Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     5. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

     6.     Whenever the Initial Conversion Price is adjusted pursuant to
Section 5(d)(ii),(iii), (iv) or (v), the Company shall promptly mail to the holders of Series B Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     7. In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of Series B Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of Series B Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series B Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        8.   If:

             (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

             (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

             (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

             (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

             (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed to the holders of Series B Preferred Stock at their last respective addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

     E. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series B Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall, at least 30 calendar days prior to the effective date of such action, mail a written notice to each holder of Series B Preferred Stock briefly describing the action contemplated and the material adverse effects of such action on the rights of such holders and an Appraiser selected by the holders of majority in interest of the Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series B Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series B Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     F. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(d) hereof) upon the conversion of the aggregate principal amount of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

     G. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the holder of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     H. The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     I. Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

     J. Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Series B Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(j) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(j) after 11:59 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

     SECTION VI. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

     "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

     "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.01 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Conversion Ratio" means, at any time, a fraction, of which the numerator is the Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

     "Junior Securities" means the Common Stock, and all other classes of equity securities of the Company, other than the 2,500 issued and outstanding shares of the Company's Series A Convertible Preferred Stock and shares of the Company's Convertible Preferred Stock issued to the original holder of the Series B Preferred Stock.

     "Original Issue Date" shall mean the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

     "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq National Market or Nasdaq Small Cap Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq Small Cap Market or any stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (e) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d)(iv) above) selected in good faith by the holders of a majority in interest of the shares of the Series B Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

     "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or Nasdaq Small Cap Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq Small Cap Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common Stock is not quoted on the Nasdaq Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder to Convert shares of Series B Preferred Stock)


The undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of Common
Stock, par value $.01 per share (the "Common Stock"), of ImmunoGen, Inc. (the
"Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.


Conversion calculations:    ------------------------------------------------------------
                            Date to Effect Conversion


                            ------------------------------------------------------------
                            Number of shares of Series B Preferred Stock to be Converted


                            ------------------------------------------------------------
                            Applicable Conversion Price


                            ------------------------------------------------------------
                            Number of shares of Common Stock to Issue


                            ------------------------------------------------------------
                            Signature


                            ------------------------------------------------------------
                            Name:


                            ------------------------------------------------------------
                            Address:



The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile and telephone of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, the holder may, within one day of the notice from the Company, revoke in whole or in part the conversion requested hereby to the extent that it determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, and the Company shall issue to the holder one or more certificates representing shares of Series B Preferred Stock which have not been converted as a result of this provision. If the holder waives the applicability of this limitation by notice to the Company delivered upon its receipt of the Company's notice regarding the number of outstanding shares of Common Stock or if the Purchaser fails to respond to the Company's notice within one day thereafter, the Company shall effect in full the conversion requested in this notice.

                                    EXHIBIT B

                                 IMMUNOGEN, INC.

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of ImmunoGen, Inc. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series B Convertible Preferred Stock held by the Holder into shares of Common Stock, par value $.01 per share (the "Common
Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


Conversion calculations:    ----------------------------------------------------------------
                            Date to Effect Conversion



                            ----------------------------------------------------------------
                            Number of Shares of Series B Preferred Stock to be Converted



                            ----------------------------------------------------------------
                            Applicable Conversion Price



                            ----------------------------------------------------------------
                            Number of Shares of Common Stock outstanding at close of trading on Conversion Date



                            ----------------------------------------------------------------
                            Number of shares of Common Stock to Issue



                            ----------------------------------------------------------------
                            Signature



                            ----------------------------------------------------------------
                            Name:



                            ----------------------------------------------------------------
                            Address:

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 16th day of October in the year 1996.


/s/ Frank J. Pocher                                           , Vice Presidnet
--------------------------------------------------------------

/s/ Jonathan L. Kravetz                                       , Clerk
--------------------------------------------------------------

                       THE COMMONWEALTH OF MASSACHUSETTS



                 CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING

                          A SERIES OF A CLASS OF STOCK

                    (General Laws, Chapter 156B, Section 26)


                    I hereby approve the within certificate and, the
                filing fee in the amount of $
                having been paid, said certificate is hereby filed this
                                          day of                      ,
                19       .





                             WILLIAM FRANCIS GALVIN

                               Secretary of State




                         TO BE FILLED IN BY CORPORATION

                      PHOTO COPY OF CERTIFICATE TO BE SENT



                TO:


                        Susan E. Hislop, Esquire
                 -------------------------------------------

                 Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                 -------------------------------------------

                 One Financial Center, Boston, MA 02111
                 -------------------------------------------

                 Telephone     617 542 6000
                 -------------------------------------------